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                                                                   EXHIBIT 10.64

         This Agreement (the "Agreement") is entered into and is effective as of the 6th day of June, 2003, by and between Eric G. Walters ("Executive"), PolyMedica Corporation, a Massachusetts Corporation (the "Company"), and the Board of Directors of the Company (the "Board of Directors").

BACKGROUND

         The Company, through its Board of Directors, has determined that a partial reorganization of operations is appropriate at this time to meet challenges and take advantage of opportunities presented by current market conditions. This reorganization includes, among other things, the elimination of the position of Executive Vice President now held by Executive. The Company has offered Executive the option to resign his employment with the Company on terms which reflect his long service and substantial contribution to the growth and success of the Company. Executive, after careful consideration of the Company's offer and his professional goals, believes that the most attractive opportunities for his personal professional development exist outside the Company, and has decided to resign his employment at the conclusion of an appropriate transitional period to facilitate the Company's reorganization plans. This important business decision is taking place at a time when the Company is the subject of government civil and criminal investigations and civil litigation, as noted in section 4.1 of this Agreement. It is of great importance to both the Board of Directors and the Executive that the resignation of the Executive not be interpreted by others as the product of a finding of impropriety as to the Executive. Such an interpretation would be inaccurate. The Company has neither resolved, nor is it determined to attempt to resolve some or all of the proceedings in which it is currently involved by offering to provide information to third parties concerning the Executive. The existence of the proceedings was not the basis for the decision by the Board to implement a partial reorganization which eliminates Executive's position or to accept the Executive's resignation.

RECITALS

         WHEREAS Executive and the Company previously entered into an Executive Retention Agreement dated as of September 1, 2000 and an Amended Executive Employment Agreement dated April 1, 2001, as amended on June 8, 2001, September 25, 2001, May 13, 2002, and July 15, 2002 (collectively, all of the foregoing agreements shall be referred to as the "Previous Agreements");

         WHEREAS Executive and the Company desire for this Agreement to supersede all Previous Agreements as of the effective date of Executive's resignation; and

         WHEREAS Executive and the Company acknowledge that this Agreement is desirable and would not otherwise be entered into unless the Agreement supersedes the Previous Agreements as of the effective date of Executive's resignation;

         WHEREAS Executive and the Company desire for this Agreement to resolve amicably and on mutually satisfactory terms any and all issues relating to the Executive's resignation from employment with the Company;

         WHEREAS Executive desires to resign his position as Clerk, Disclosure Committee Member, and Chief Compliance Officer on the date hereof and as Executive Vice President on August 15, 2003 and the Company recognizes Executive's valuable service to the Company;

         NOW THEREFORE, in consideration of the mutual promises and forbearances set forth in this Agreement, and other good and valuable consideration which Executive and the Company hereby acknowledge, Executive and the Company agree as follows:

TERMS AND CONDITIONS

1. BACKGROUND AND RECITALS. The foregoing Background and Recitals are incorporated into and made a part of the Terms and Conditions of the Agreement.

2. RESIGNATION OF EMPLOYMENT. Executive resigns his position with the Company as Clerk, Disclosure Committee Member, and Chief Compliance Officer effective as of the date of this Agreement. Executive shall, however, remain employed as Executive Vice President through August 15, 2003 or such sooner time as determined by Executive ("Date of Separation"), at which time Executive agrees to execute and deliver the Resignation Letter attached hereto as Exhibit A.

3.       SEVERANCE BENEFITS.

         3.1      OFFICER SEVERANCE PAY.

                  (a) As of the Date of Separation, the Company shall pay Executive salary continuation at his current base salary

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for eighteen (18) months, less all state and federal taxes ("Severance"). The
Severance shall be paid in accordance with the Company's normal payroll procedures, but in no event shall payment start earlier than the first regular payroll after the end of the Revocation Period for the Release of Claims executed by Executive.

                  (b) The Company shall, within five business days of the Date of Separation, pay to Executive any accrued unpaid salary. In addition, the Company shall pay Executive accrued unpaid bonus for FY2004 of $33,750 (less applicable tax withholdings).

                  (c) The Company shall within five business days of the Date of Separation pay to Executive the amount due to him (less applicable tax withholdings) for his 42.0 days of accrued, unused vacation.

         3.2 HEALTH INSURANCE. For a period of 18 months after the Date of Separation, or until the Executive becomes employed, whichever occurs first, the Company shall offer Executive continued health and dental insurance as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or other law, and shall reimburse Executive for the full cost of that coverage.

         3.3 EQUIPMENT. Executive shall be entitled to permanent ownership of the Brother fax machine he currently uses in his home office.

         3.4 LIFE INSURANCE. For a period of 18 months after the Date of Separation or until Executive becomes employed, whichever occurs first, the Company shall continue in full force and effect, at its expense, life insurance on the life of the Executive with an Executive-directed beneficiary in the amount of $405,000.

         3.5 NOTICE. Executive shall be obligated to provide the Company prompt notice of his subsequent employment.

         3.6      401(K) PLANS.

                  (a) Executive is a participant in the Company's non-qualified 401(k) shadow plan/social security equalization plan/pension plan/deferred salary and bonus plan (the "SERP") and has a fully vested account balance in the SERP. Executive shall continue to participate in the SERP through the Date of Separation and the Company shall credit additional amounts to his SERP account based on his salary through the Date of Separation and accrued unpaid bonus for FY2004. As soon as practicable and in no event later than October 1, 2003, the Company shall cause: (1) the full amount in Executive's SERP account (less applicable tax withholdings) to be paid to him in a lump sum; and (2) to be delivered to Executive a schedule of all activity (e.g. contributions and investments) in his account from April 1, 2003 through the effective date of such payment.

                  (b) After the Date of Separation, Executive shall be entitled to roll-over any and all existing 401(k) retirement account(s), including discretionary amounts contributed by the Company, pursuant to the applicable benefit plan provisions.

         3.7 OUTPLACEMENT. Executive shall be reimbursed for the cost of outplacement services provided by an outplacement consultant of Executive's choice up to a maximum of twenty-five thousand dollars.

4.       INDEMNIFICATION AND NO ADVERSE ACTION.

         4.1 The Company acknowledges Executive's rights as an Indemnitee under the Articles of Organization (the "Articles") of the Company. Without limitation of the foregoing, the Company acknowledges that it has received proper notice, in accordance with Section 3 of Article 6F of the Articles, of Executive's claim that he has a right to be indemnified with respect to the following matters:

                  -        In re: PolyMedica Corp. Sec. Litig., Civ. A. No.
                           00-12426 REK, United States District Court, District of Massachusetts

                  - In re: PolyMedica Corp. Shareholder Derivative Litig., Civ. A. No. 01-3446, Superior Court of Middlesex County, Commonwealth of Massachusetts

                  - The investigations currently being conducted by the United States Attorney's for the Southern District of Florida and the Southern District of Illinois

         The Company further acknowledges that, pursuant to such Section 3, the Company has authorized Executive to employ Kirkpatrick & Lockhart LLP as his counsel with respect to the civil matters set forth above, and Robert C. Josefsberg with respect to the criminal matters set forth above. This acknowledgement shall not limit in any way the right of the Executive to employ his own counsel with respect to other indemnified claims, as provided in such
Section 3.

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         4.2      The Company acknowledges that, pursuant to Section 4 of
Article 6F and subject to the last sentence of this Section 4.2, it is obligated, subject to the terms and conditions of such Section 4, to pay the reasonable expenses of the Executive incurred in connection with the matters listed in Section 4.1 above. The Company hereby agrees that the Executive may instruct his attorneys to forward their invoices for fees and expenses that are considered expenses under such Section 4 directly to the Company and the Company shall pay such fees and expenses within 30 days.

         Executive, in order to comply with the provisions of such Section 4 and with Massachusetts law, hereby undertakes to repay all amounts so advanced in the event that it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company in accordance with the Articles.

         4.3 The Company currently maintains Directors and Officers liability insurance, the policies for which will be made available to the Executive and his authorized representatives promptly following any request therefore. The Company shall use commercially reasonable efforts to keep such policies in effect as to the Executive after the date hereof.

5.       NON-DISPARAGEMENT.

         5.1 The Company, the Senior Executives and Directors agree not to take any action or make any statement which is false, disparages, criticizes, or is derogatory with respect to, Executive regardless of whether such statements would be actionable under statutory or common law liability theories.

         5.2 The Executive understands and agrees that he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, investor, current or former employee, consultant, client or customer of the Company or any other third party, regarding the Company or any of its directors, officers, employees, attorneys, agents or representatives or about the Company's business affairs or financial condition. The Executive further agrees not to make any statement of any kind to any media outlet other than what has been mutually agreed upon as a press release with the Company.

         5.3 The parties recognize that the Company may provide information to a Governmental Entity (as defined below) or plaintiffs, as the case may be, on a voluntary basis. Nothing in this agreement shall be construed to limit or impede such voluntary cooperation or anyone acting on behalf of the Company from providing any information, including but not limited to documents, witnesses, and/or information obtained from any witness, on a voluntary basis. Nor shall it be construed to limit or impede anyone acting on behalf of the Company from responding to any legal process. For purposes of this agreement the term "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, any entity charged by a Governmental Entity with the administration of a government program, or any stock market or stock exchange on which shares of the Company's stock are traded.

         5.4 The parties agree that Sections 5.1, 5.2 and 5.3 may be specifically enforced by Executive or the Company, as applicable, it being agreed that money damages are not an adequate remedy for breach of Sections 5.1,
5.2 or 5.3.

6.       COOPERATION.

         6.1 The Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions or investigations which already have been brought, including, but not limited to, In Re: PolyMedica Corp. Sec. Litig., Civil Action No. 00-12426 REK pending in the United States District Court for the District of Massachusetts, and In Re: PolyMedica Corp. Shareholder Derivative Lit., Civil Action No. 01-3446 pending in the Superior Court of Middlesex County for the Commonwealth of Massachusetts, any inquiries by the United States Securities & Exchange Commission, any grand jury investigation or other investigation currently being conducted by the United States Attorney's Office for the Southern District of Florida, or the Southern District of Illinois, or any claims or actions which may be brought in the future against, or on behalf of or involving the Company wherein the Executive is indemnified by the Company, whether before or by a state or federal court or by any local, state or federal government agency. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company. Executive agrees to appear voluntarily before any grand jury proceeding relating to any of the matters set forth in Section 4 above, unless
(a) Executive is a subject or target of said grand jury and (b) Executive has not been granted formal immunity. By agreeing to cooperate Executive does not waive any of his constitutional rights or attorney-client or attorney work product privileges and any assertion of such rights or privileges shall not be considered a violation of this Agreement. The Executive agrees that he will notify the Company promptly and in writing in the event that he is served with a subpoena or other such request for information or documents from a third party concerning the Company.

         6.2 The Company agrees that the Company and its lawyers will cooperate with Executive by providing him and his lawyers with reasonable access to copies of all business records of the Company, to which the Executive would have been entitled to

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access in the ordinary course of business during the period in which Executive was employed by the Company, that are necessary to the Executive's defense of the proceedings described in Section 4.1 above or any other indemnified activity for so long as such proceedings continue.

7. NON-DISCLOSURE AND NON-COMPETITION. The Executive acknowledges and reaffirms his obligations with respect to intellectual property and non-competition, as stated more fully in the Confidentiality and Proprietary Information Agreement dated May 16, 1990 (the "Confidentiality Agreement") and the Agreement Not To Compete dated May 16, 1990 (the "Non-Compete Agreement"), each of which remains in full force and effect; provided however, that the Company agrees that if Executive wishes to engage in activities or render services prohibited by the Non-Compete Agreement, Executive may request, in a letter to the General Counsel of the Company describing generally the services he wishes to render and identifying the entity for whom he seeks to provide such services, a release from the Agreement Not To Compete. The decision whether or not to release Executive from his obligations under the Agreement Not to Compete shall be in the Company's discretion, which decision will be reviewable in the discretion of a single arbitrator at the Executive's request pursuant to the commercial arbitration rules of the American Arbitration Association in Massachusetts.

8. RETURN OF COMPANY PROPERTY. On the Date of Separation, the Executive agrees to return all Company property in good working order which has been provided to Executive including, but not limited to, keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, cellular phones, pagers, etc.), Company identification and any other Company-owned property which is in his possession or control and to advise the Company of any password protected identification that he has placed on or used in connection with any document or file on the Company's computer system and any necessary actions required to facilitate the Company's access to all documents on the computer system. Further, Executive agrees to leave intact all electronic Company documents, including those he developed or helped develop during his employment and to cancel all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts and to delete all Company files or records on any personal computer on which he stored such information.

9. CONFIDENTIALITY. To the extent permitted by law, the Executive understands and agrees that the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by the Executive, his attorneys, agents and representatives, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

10.      RELEASES.

         10.1 The Executive agrees to execute and deliver to the Company the Release attached hereto as Exhibit B on the Date of Separation.

         10.2 The Company agrees to execute and deliver to the Executive the Release attached hereto as Exhibit C on the Date of Separation.

         10.3 Nothing contained in the releases set forth in Sections 10.1 and 10.2 above shall be deemed to defeat the right, if any, of any issuer or underwriter of directors' and officers' liability insurance for PolyMedica and its directors and officers to recover monies on a theory of subrogation, indemnification or contribution.

11. VOLUNTARY ASSENT. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

12. NATURE OF AGREEMENT. The parties understand and agree that this Agreement does not constitute an admission of liability or wrongdoing on the part of the Company or the Executive.

13. ATTORNEYS' FEES. The Company agrees to reimburse Executive for the attorneys' fees and expenses incurred by him in connection with the preparation of this Agreement, up to a maximum of twenty thousand dollars, within 30 days after presentation to the Company of invoices reflecting such fees and expenses. The Company further agrees that any reasonable attorneys' fees and expenses incurred by Executive in connection with a dispute regarding this Agreement shall be reimbursed to the extent and only in proportion to the claim(s) on which the Executive prevails in the dispute.

14.      STOCK CERTIFICATES AND TRADES.

         14.1 The Company shall reissue, as soon as practicable but in no event later than five (5) business days after the Date of

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Separation, in Employee's or his designee's name and without legends, all legended stock certificates representing shares of the Company's common stock beneficially owned by Employee. In connection with such reissuance(s), the Company shall obtain at its expense any legal opinion it deems necessary or advisable.

         14.2 The Company agrees to prepare and file with the Securities and Exchange Commission on a timely basis all reports required to be filed by Employee pursuant to Section 16 of Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that Employee reports to the Company all of his transactions in the Company's securities triggering the filing of such a report no later than the initiation of such a transaction. Executive acknowledges that he is responsible for promptly and accurately reporting any transactions to the Company and that the Company is not responsible for any liability arising from its filing of such reports at the request of Executive.

15.      MISCELLANEOUS.

         15.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding of Executive and the Company in respect of its subject matter and supersedes all prior oral or written agreements or understandings between Executive and the Company with respect to such subject matter; provided however, that the Previous Agreements shall remain in effect through the Separation Date and that the Non-Compete Agreement and the Confidentiality Agreement shall remain in effect as set forth in Section 7 above.

         15.2 AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

         15.3 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind any successor of the Company by reorganization, merger, acquisition or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company will require any successor to all or substantially all of the business and/or assets of the company (whether direct or indirect, by purchase, merger, consolidation, asset or stock acquisition or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, `the Company" shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. The Company agrees to require any such successor to acknowledge its obligation pursuant to this Agreement in a binding written agreement approved by Executive prior to such transaction.

         15.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         15.5 APPLICABLE LAW. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

         15.6 FURTHER ASSURANCES. The Company and Executive agree to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further documents, acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

         15.7 SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

EXECUTION

         The parties executed this Agreement as a sealed instrument as of the date first above written, whereupon it becomes binding in accordance with its terms.

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                                            POLYMEDICA CORPORATION

                                            /s/ Arthur A. Siciliano
                                            -----------------------
                                            Arthur A. Siciliano
                                            President

                                            Then personally appeared the above
                                            named Arthur A. Siciliano and
                                            acknowledged the foregoing
                                            instrument to be his free act and
                                            deed on behalf of PolyMedica
                                            Corporation, before me,

                                            /s/ Karen M. Meyer, Notary Public
                                            ---------------------------------
                                            My commission expires: 3/26/2010

                                            For purposes of Section 5.4:

AGREED TO AND ACCEPTED:                     BOARD OF DIRECTORS

/s/ Eric G. Walters                         /s/ Samuel L. Shanaman
-------------------                         ----------------------
Eric G. Walters                             Samuel L. Shanaman
                                            Lead Director, on behalf of the
                                            Board of Directors

Then personally appeared the above          Then personally appeared the above
named Eric G. Walters, and acknowledged     named Samuel L. Shanaman and
the foregoing instrument to be his free     acknowledged the foregoing
act,                                        instrument to be his free act and
                                            deed on behalf of the Board of
                                            Directors of PolyMedica Corporation,
                                            before me,

/s/ Karen M. Meyer, Notary Public
---------------------------------
My commission expires: 3/26/2010            /s/ Karen M. Meyer, Notary Public
                                            ---------------------------------
                                            My commission expires: 3/26/2010